Filed Pursuant to Rule 433

Registration No. 333-180289

February 27, 2015

FREE WRITING PROSPECTUS

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012 and

ETF Underlying Supplement dated March 22, 2012)

HSBC USA Inc.
Buffered Uncapped Market Participation Securities
Linked to the PowerShares S&P 500® High Dividend Portfolio

}	Buffered Uncapped Market Participation Securities linked to the PowerShares S&P 500® High Dividend Portfolio

}	Maturity of approximately five years

}	At least 1.20x (to be determined on the pricing date) exposure to any positive return of the reference asset

}	Protection from the first 20% of any losses of the reference asset

}	All payments on the securities are subject to the credit risk of HSBC USA Inc.

The Buffered Uncapped Market Participation Securities (each a “security” and collectively the “securities") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The securities will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities. HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker-dealers or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-7 of this document, page S-3 of the accompanying prospectus supplement and page S-2 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the securities on the Pricing Date is expected to be between $900 and $950 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-4 and “Risk Factors” beginning on page FWP-7 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security	$1,000	$25	$975
Total

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.50% and referral fees of up to 1.60% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 4.10% per $1,000 Principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

The securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Buffered Uncapped Market Participation Securities

Linked to the PowerShares S&P 500® High Dividend Portfolio

Indicative Terms*
Principal Amount	$1,000 per security
Reference Asset	PowerShares S&P 500® High Dividend Portfolio (Ticker: SPHD)
Upside Participation Rate	At least 120% (1.2x) exposure to any positive Reference Return (to be determined on the Pricing Date).
Buffer Price	20%
Reference Return	Final Price – Initial Price Initial Price
Payment at Maturity per Security

If the Reference Return is greater than zero:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate).

If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Price:

$1,000 (zero return).

If the Reference Return is less than the Buffer Price:

$1,000 + [$1,000 × (Reference Return + 20%)].

For example, if the Reference Return is -30%, you will suffer a 10% loss and receive 90% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return is less than the Buffer Price, you may lose up to 80% of your investment.

Initial Price	The Official Closing Price of the Reference Asset on the Pricing Date.
Final Price	The Official Closing Price of the Reference Asset on the Final Valuation Date.
Pricing Date	March 23, 2015
Trade Date	March 23, 2015
Original Issue Date	March 26, 2015
Final Valuation Date†	March 23, 2020
Maturity Date†	March 26, 2020
CUSIP/ISIN	40433BF78/US40433BF788

* As more fully described on page FWP-4.
†Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying ETF Underlying Supplement

The Securities

The securities are designed for investors who believe the Reference Asset will appreciate over the term of the securities. If the Reference Return is below the Buffer Price, then the securities are subject to a 1:1 exposure to any potential decline of the Reference Asset beyond the Buffer of -20%.

If the Reference Asset appreciates over the term of the securities, you will realize at least 120% (1.2x) of the Reference Asset appreciation (to be determined on the pricing date). Should the Reference Asset decline, you will lose 1% of your investment for every 1% decline in the Reference Asset beyond the Buffer Price.

The offering period for the securities is through March 23, 2015

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the securities assuming a 120% (1.2x) Upside Participation Rate and reflecting the Buffer Price of -20%. The actual upside participation rate will be determined on the Pricing Date, and will not be less than 120%.

Information about the Reference Asset

The PowerShares S&P 500® High Dividend Portfolio

The SPHD seeks investment results that generally correspond (before fees and expenses) to the price and yield of the S&P 500® Low Volatility High Dividend Index (the “Underlying Index”).

The Underlying Index measures the performance of the 50 least-volatile, high dividend-yielding stocks in the S&P 500® Index. It is designed to achieve a balance between dividend yield and volatility.

As of February 25, 2015, the sector weightings in the Underlying Index were as follows: Utilities: 19.79%, Consumer Staples: 18.54%, Financials: 17.22%, Energy: 8.01%, Telecommunication Services: 7.52%, Industrials: 7.02%, Information Technology: 6.74%, Health Care: 6.41%, Consumer Discretionary: 5.64%, and Materials: 3.10%.

Source: Bloomberg Professional® service

The SPHD was launched on October 18, 2012. The above graph sets forth the historical performance of the SPLV based on the daily historical closing prices from October 18, 2012 to February 25, 2015, as reported on the Bloomberg Professional® service. For further information on the Reference Asset, please see “The PowerShares S&P 500® High Dividend Portfolio” on page FWP-12. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc. Buffered Uncapped Market Participation Securities Linked to the PowerShares S&P 500® High Dividend Portfolio

The offering of securities will have the terms described in this free writing prospectus and the accompanying prospectus, prospectus supplement and ETF Underlying Supplement. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the securities and, if the Reference Return is less than the Buffer Price, lose up to 80% of your principal.

This free writing prospectus relates to an offering of securities linked to the performance of the PowerShares S&P 500® High Dividend Portfolio (the “Reference Asset”). The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per security
Reference Asset:	The PowerShares S&P 500® High Dividend Portfolio (Ticker: SPHD)
Trade Date:	March 23, 2015
Pricing Date:	March 23, 2015
Original Issue Date:	March 26, 2015
Final Valuation Date:	March 23, 2020, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, which is expected to be March 26, 2020. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF Underlying Supplement.
Upside Participation Rate:	At least 120% (1.2x, the actual participation rate will be determined on the pricing date).
Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price Initial Price
Final Settlement Value:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate).

If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Price, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return is less than the Buffer Price, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [($1,000 × (Reference Return + 20%)].

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is below the Buffer Price. For example, if the Reference Return is -30%, you will suffer a 10% loss and receive 90% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return is less than the Buffer Price, you will lose up to 80% of your investment.

Buffer Price:	20%
Initial Price:	The Official Closing Price of the Reference Asset on the Pricing Date.
Final Price:	The Official Closing Price of the Reference Asset on the Final Valuation Date.
Official Closing Price:	The closing price of the Reference Asset on any scheduled trading day as determined by the calculation agent based upon the price displayed on the Bloomberg Professional® service page “SPHD UP <EQUITY>”, or on any successor page on the Bloomberg Professional® service or any successor service, as applicable, adjusted by the Calculation Agent as described under “Additional Note Terms — Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.
Form of Securities:	Book-Entry
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISIN:	40433BF78/US40433BF788
Estimated Initial Value:	The Estimated Initial Value of the securities will be less than the price you pay to purchase the securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date. See “Risk Factors — The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, may be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the securities.

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GENERAL

This free writing prospectus relates to an offering of securities linked to the Reference Asset. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of securities relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the ETF Underlying Supplement dated March 22, 2012. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-7 of this free writing prospectus, page S-3 of the prospectus supplement and page S-2 of the ETF Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The ETF Underlying Supplement at: www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm

}	The prospectus supplement at: www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

}	The prospectus at: www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate).

If the Reference Return is less than or equal to zero but greater than or equal to the Buffer Price, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return is less than the Buffer Price, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 20%)].

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is below the Buffer Price. For example, if the Reference Return is -30%, you will suffer a 10% loss and receive 90% of the Principal Amount. All payments on the securities are subject to the credit risk of HSBC. You should be aware that if the Reference Return is less than the Buffer Price, you will lose up to 80% of your investment.

Interest

The securities will not pay interest.

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the securities on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open.

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Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Reference Issuer

Invesco PowerShares Capital Management LLC, is the reference issuer.

INVESTOR SUITABILITY

The securities may be suitable for you if:	The securities may not be suitable for you if:

}     You seek an investment with a return linked to the potential positive performance of the Reference Asset and you believe the price of the Reference Asset will increase over the term of the securities.

}     You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is less than the Buffer Price of -20%.

}     You are willing to forgo dividends or other distributions paid to holders of the stocks comprising the Underlying Index.

}     You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

}     You do not seek current income from your investment.

}     You do not seek an investment for which there is an active secondary market.

}     You are willing to hold the securities to maturity.

}     You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

}     You believe the Reference Return will be negative or that the Reference Return will not be sufficiently positive to provide you with your desired return.

}     You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is below the Buffer Price of -20%.

}     You seek an investment that provides full return of principal.

}     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}     You prefer to receive the dividends or other distributions paid on the stocks comprising the Underlying Index.

}     You seek current income from your investment.

}     You seek an investment for which there will be an active secondary market.

}     You are unable or unwilling to hold the securities to maturity.

}     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement and on page S-2 of the accompanying ETF Underlying Supplement. Investing in the securities is not equivalent to investing directly in the Reference Asset or any of the stocks comprising the Underlying Index. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying ETF Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement including the explanation of risks relating to the securities described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

}	“— General Risks Related to Index Funds” in the ETF Underlying Supplement

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the securities may result in a loss.

You will be exposed to the decline in the Final Price from the Initial Price beyond the Buffer Price of -20%. Accordingly, if the Reference Return is less than -20%, your Payment at Maturity will be less than the Principal Amount of your securities. You may lose up to 80% of your investment at maturity if the Reference Return is less than the Buffer Price.

The amount payable on the securities is not linked to the price of the Reference Asset at any time other than the Final Valuation Date.

The Final Price will be based on the Official Closing Price of the Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Reference Asset appreciates during the term of the securities other than on the Final Valuation Date but then decreases on the Final Valuation Date to a price that is less than the Initial Price, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the price of the Reference Asset prior to such decrease. Although the actual price of the Reference Asset on the Maturity Date or at other times during the term of the securities may be higher than the Final Price, the Payment at Maturity will be based solely on the Official Closing Price of the Reference Asset on the Final Valuation Date.

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The securities will not bear interest.

As a holder of the securities, you will not receive interest payments.

You will not have any ownership interest or rights in the Reference Asset or the stocks or other securities held by the Reference Asset.

As a holder of the securities, you will not have any ownership interest or rights in the Reference Asset or the securities held by the Reference Asset, such as rights to vote, dividend payments (even though the stocks selected for inclusion in the Underlying Index have historically paid dividends at a relatively higher rate) or other distributions.

Changes that affect the Reference Asset or the Underlying Index may affect the price of the Reference Asset and the market value of the securities and the amount you will receive at maturity.

The policies of the reference issuer or S&P Dow Jones Indices LLC (the “Index Sponsor”), the index sponsor of the Underlying Index, concerning additions, deletions and substitutions of the constituents comprising the Reference Asset or the Underlying Index, as applicable, and the manner in which the reference issuer or the Index Sponsor takes account of certain changes affecting those constituents included in the Reference Asset or the Underlying Index may affect the price of the Reference Asset. The policies of the reference issuer or the Index Sponsor with respect to the calculation of the Reference Asset or the Underlying Index, as applicable, could also affect the price of the Reference Asset. The reference issuer or the Index Sponsor may discontinue or suspend calculation or dissemination of the Reference Asset or the Underlying Index, as applicable. Any such actions could affect the price of the Reference Asset and the value of the securities.

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High dividend paying securities risk.

Securities that pay high dividends can, as a group, fall out of favor with the market, causing such companies to underperform companies that do not pay high dividends. In addition, changes in the dividend policies of the companies that issue the securities held by the Reference Asset and changes in the capital resources available for their dividend payments may adversely affect the Reference Asset.

A low volatility Reference Asset may be volatile.

While the Underlying Index and the Reference Asset have been designed in part to mitigate the effects of volatility, there is no assurance that they will be successful in doing so. It is also possible that the features of the Underlying Index and the Reference Asset designed to address the effects of volatility will instead adversely affect the return of the Reference Asset and, consequently, the return on your securities.

The Reference Asset and the Underlying Index have limited actual historical information.

The Reference Asset was created in October 2012 and the Underlying Index was created in September 2012.  Because both the Reference Asset and the Underlying Index are of recent origin and limited actual historical performance data exists with respect to them, your investment in the securities may involve a greater risk than investing in securities linked to an ETF with a more established record of performance. Past performance of the Reference Asset is not indicative of future results.

The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.

The Estimated Initial Value of the securities will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

The price of your securities in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

If we were to repurchase your securities immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the securities.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately twelve months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may

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discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the securities based on changes in market conditions and other factors that cannot be predicted.

The securities lack liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset relative to its Initial Price. We cannot predict the actual Final Price. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Price used in the table and examples below is not expected to be the actual Initial Price. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on your securities. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the securities for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Securities” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples assume the following:

}	Principal Amount:	$1,000

}	Hypothetical Initial Price:	30.00

}	Hypothetical Upside Participation Rate:	120% (the actual Upside Participation Rate will be determined on the pricing date and will be at least 120%).

}	Buffer Price:	-20%

The actual Initial Price will be determined on the Pricing Date.

Hypothetical Final Price	Hypothetical Reference Return	Hypothetical Final Settlement Value	Hypothetical Return on the Securities
60.00	100.00%	$2,200.00	120.00%
54.00	80.00%	$1,960.00	96.00%
48.00	60.00%	$1,720.00	72.00%
42.00	40.00%	$1,480.00	48.00%
39.00	30.00%	$1,360.00	36.00%
36.00	20.00%	$1,240.00	24.00%
34.50	15.00%	$1,180.00	18.00%
33.00	10.00%	$1,120.00	12.00%
31.50	5.00%	$1,060.00	6.00%
30.60	2.00%	$1,024.00	2.40%
30.30	1.00%	$1,012.00	1.20%
30.00	0.00%	$1,000.00	0.00%
30.00	-1.00%	$1,000.00	0.00%
29.40	-2.00%	$1,000.00	0.00%
28.50	-5.00%	$1,000.00	0.00%
27.00	-10.00%	$1,000.00	0.00%
25.50	-15.00%	$1,000.00	0.00%
24.00	-20.00%	$1,000.00	0.00%
21.00	-30.00%	$900.00	-10.00%
18.00	-40.00%	$800.00	-20.00%
12.00	-60.00%	$600.00	-40.00%
6.00	-80.00%	$400.00	-60.00%
0.00	-100.00%	$200.00	-80.00%

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The price of the Reference Asset increases from the Initial Price of 30.00 to a Final Price of 33.00.

Reference Return:	10.00%
Final Settlement Value:	$1,120.00

Because the Reference Return is positive, the Final Settlement Value would be $1,120.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 10.00% × 120%)

= $1,120.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by the hypothetical Upside Participation Rate of at least 120% (to be determined on the pricing date) when the Reference Asset appreciates.

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Example 2: The price of the Reference Asset decreases from the Initial Price of 30.00 to a Final Price of 28.50.

Reference Return:	-5.00%
Final Settlement Value:	$1,000.00

Because the Reference Return is less than zero but greater than the Buffer Price of -20%, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount (a zero return).

Example 3: The price of the Reference Asset decreases from the Initial Price of 30.00 to a Final Price of 18.00.

Reference Return:	-40.00%
Final Settlement Value:	$800.00

Because the Reference Return is less than the Buffer Price of -20%, the Final Settlement Value would be $800.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 20%)]

= $1,000 + [$1,000 × (-40% +20%)]

= $800.00

Example 3 shows that you are exposed on a 1-to-1 basis to declines in the price of the Reference Asset beyond the hypothetical Buffer Price of at least -20%. YOU MAY LOSE UP TO 80% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

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The PowerShares S&P 500® High Dividend Portfolio (“SPHD”)

Description of the Reference Asset

We have derived all information contained in this free writing prospectus regarding the Reference Asset, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Invesco PowerShares Capital Management LLC (“PowerShares”). The Reference Asset is an investment portfolio maintained and managed by PowerShares. The Reference Asset is an exchange traded fund (“ETF”) that trades on the NYSE Arca under the ticker symbol “SPHD”. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information derived from these public sources.

PowerShares is a registered investment company that consists of numerous separate investment portfolios, including the Reference Asset. Information provided to or filed with the SEC by PowerShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-138490 and 811-21977, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding PowerShares and the Reference Asset, please see the Reference Asset’s prospectus, dated February 28, 2014, as supplemented to date. You can obtain the price of the Reference Asset at any time from the Bloomberg Financial Markets page “SPHD UP <Equity> <GO>” or from the PowerShares website. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Investment Objective and Strategy

The Reference Asset seeks investment results that generally correspond (before fees and expenses) to the price and yield of the Underlying Index. The Reference Asset generally will invest at least 90% of its total assets in common stocks that comprise the Underlying Index. S&P Dow Jones Indices LLC ("S&P") compiles, maintains and calculates the Underlying Index. In accordance with its existing guidelines and mandated procedures, S&P identifies the 75 securities from the S&P 500® Index with the highest dividend yields over the past 12 months, with no one sector within the S&P 500® Index being allowed to contribute more than 10 securities. From those securities, S&P selects the 50 securities with the lowest volatility over the past 12 months for inclusion in the Underlying Index. Volatility is a statistical measurement of the magnitude of up and down asset price fluctuations (increases or decreases in a stock's price) over time. S&P weighs each of the constituent securities in the Underlying Index by its dividend yield, with the highest dividend-yielding securities receiving the highest weights. The Reference Asset generally invests in all of the securities comprising the Underlying Index in proportion to their weightings in the Underlying Index.

Industry Concentration Policy

The Reference Asset will concentrate its investments (i.e., invest 25% or more of the value of its total assets) in securities of issuers in any one industry or sector only to the extent that the Underlying Index reflects a concentration in that industry or sector. The Reference Asset will not otherwise concentrate its investments in securities of issuers in any one industry or sector.

Holdings Information

The following table summarizes the Reference Asset’s holdings by sector as of February 25, 2015.

Sector	Percentage of Total Holdings
Utilities	19.79%
Consumer Staples	18.54%
Financials	17.22%
Energy	8.01%
Telecommunication Services	7.52%
Industrials	7.02%
Information Technology	6.74%
Health Care	6.41%
Consumer Discretionary	5.64%
Materials	3.10%

The S&P 500® Low Volatility High Dividend Index

We have derived all information relating to the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication, of the Underlying Index at any time.

S&P Publishes the S&P 500® Low Volatility High Dividend Index

The Underlying Index has been calculated since September 17, 2012 and measures the performance of the 50 least-volatile, high dividend-yielding stocks in the S&P 500® Index. Volatility is defined as the standard deviation of the stock’s daily price returns over the prior 252 trading days. The Underlying Index is weighted by trailing 12-month dividend yield, with constituents being re-weighted semi-annually. The Underlying Index is designed to achieve a balance between dividend yield and volatility. S&P may from time to time, in its sole discretion, add companies to or delete companies from the Underlying Index to achieve these objectives.

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Changes in the Underlying Index are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service under the symbol “SP5LVHD” and on the S&P website. Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this document.

Construction of the Underlying Index

The methodology employs a yield driven weighting scheme, using the divisor methodology used in all of S&P’s equity indices. There are two steps in the creation of the Underlying Index. The first is the selection of the companies; the second is the weighting of the index constituents.

To be eligible for inclusion into the Underlying Index, stocks must be constituents in the S&P 500® Index. Relevant criteria employed by S&P for inclusion in the S&P 500® Index include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

Additionally, to be eligible for the Underlying Index, constituents must have traded on all 252 trading days in the 12 months leading up to the rebalancing reference date.

The selection of constituents included in the Underlying Index is effected as follows:

1.	All stocks in the eligible universe are ranked in descending order by their 12-month trailing dividend yield, calculated as their dividends per share for the prior 12 months divided by the stock price as of the rebalancing reference date.

2.	The 75 stocks with the highest dividend yield are selected, with the number of stocks from each Global Industry Classification Standard (“GICS®”) sector capped at 10. If the number of stocks from a sector reaches 10, the remaining highest yielding stocks from other sectors are selected until the number of selected stock reaches 75.

3.	Using available price return data for the trailing 252 trading days leading up to each index rebalancing reference date, the realized volatilities of the 75 selected highest yielding stocks are calculated. Realized volatility is defined as the standard deviation of the security’s daily price returns over the prior 252 trading days.

4.	The 75 selected highest yielding stocks are, then, ranked in ascending order by realized volatility. The top 50 securities with the lowest realized volatility form the Underlying Index.

In order to achieve a relatively high index dividend yield, the index constituents are weighted by dividend yield. At each rebalancing, modifications are made to stock weights to ensure diversification across individual stocks and sectors. The weight for each index constituent is constrained between 0.05% and 3.0%, and the weight of each GICS Sector is capped at 25%. The Underlying Index is calculated by means of the divisor methodology used in all S&P’s equity indices. The index value is simply the index market value divided by the index divisor. In order to maintain index series continuity, S&P also adjusts the divisor at the rebalancing.

Maintenance of the Underlying Index

Rebalancing

The Underlying Index is fully rebalanced twice a year, effective after the close of the last business day in January and July. The rebalancing reference date for the data used in the review is the last business day of the prior December and June, respectively. Index share amounts are calculated and assigned to each stock to arrive at the weights determined on the reference date. Since index shares are assigned based on prices on a date prior to rebalancing, the actual weight of each stock at the rebalancing will differ from these weights due to market movements.

Additions and Deletions

Additions are made to the index only during the semi-annual rebalancing. If a constituent is removed from the S&P 500® Index, it is simultaneously removed from the Underlying Index. Other deletions may occur during a semi-annual rebalancing review.

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Corporate Actions

Corporate Action	Adjustment Made to the Underlying Index	Divisor Adjustment?
Spin-off	The price is adjusted to the price of the parent company minus (the price of the spun-off company/share exchange ratio). Index shares change so that the company’s weight remains the same as its weight before the spin-off.	No

Rights Offering	The price is adjusted to the price of the parent company minus (the price of the rights offering/rights ratio). Index shares change so that the company’s weight remains the same as its weight before the rights offering.	No

Stock Dividend, Stock Split, Reverse Stock Split	Index shares are multiplied by and the price is divided by the split factor.	No

Share Issuance, Share Repurchase, Equity Offering or Warrant Conversion	None.	No

Special Dividends	The price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

Constituent Change

There are no intra-rebalancing additions. Deletions due to delistings, acquisition or any other corporate event resulting in the deletion of the stock from the Underlying Index causes the weights of the rest of the stocks in the Underlying Index to change. Relative weights stay the same.

The stock is dropped from the Underlying Index. This will cause the weights of the rest of the stocks in the Underlying Index to change proportionately. Additions are made to the Underlying Index only at the time of the quarterly rebalancing.

Yes

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Historical Performance of the Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on the daily historical closing prices from October 18, 2012 to February 25, 2015, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical prices of the Reference Asset should not be taken as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High (Intraday)	Quarterly Low (Intraday)	Quarterly Close
10/1/2012*	12/31/2012	$25.65	$23.44	$24.37
1/2/2013	3/30/2013	$27.36	$24.73	$27.36
4/1/2013	6/28/2013	$29.10	$26.63	$27.40
7/1/2013	9/30/2013	$28.66	$26.73	$27.24
10/1/2013	12/31/2013	$28.64	$26.92	$28.36
1/1/2014	3/31/2014	$29.46	$27.20	$29.45
4/1/2014	6/30/2014	$31.63	$29.24	$31.48
7/1/2014	9/30/2014	$31.53	$29.85	$30.75
10/1/2014	12/31/2014	$33.55	$29.69	$32.83
1/1/2015	2/25/2015**	$25	$25	$25

]* The Reference Asset was launched on October 18, 2012. Accordingly, the “Quarterly High” and “Quarterly Low” data indicated do not reflect complete data for the fourth calendar quarter of 2012, and there is limited performance history for the Reference Asset.

** This free writing prospectus includes, for the first calendar quarter of 2015, data for the period from January 1, 2015 through February 25, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

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EVENTS OF DEFAULT AND ACCELERATION

If the securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days.

If the securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the securities directly to investors. HSBC Securities (USA) Inc. proposes to offer the securities at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.50% and referral fees of up to 1.60% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 4.10% per $1,000 Principal Amount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the SPHD (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the Underlying Shares on the original issue date of the security at fair market value and sold them at fair market value on the Maturity Date (if the security was held until the Maturity Date) or on the date of sale or exchange of the security (if the security was sold or exchanged prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any

FWP-16

deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security).

Although the matter is not clear, there exists a risk that an investment in the securities will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the securities will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each security linked to the SPHD will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a security over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such security for an amount equal to the “issue price” of the security and, upon the date of sale, exchange or maturity of the security, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the security). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) generally apply to payments made after June 30, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the securities.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying prospectus, prospectus supplement and ETF Underlying Supplement. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$     Buffered Uncapped Market
Participation Securities Linked to the
PowerShares S&P 500® High
Dividend Portfolio

February 27, 2015

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-5
Payment at Maturity	FWP-5
Investor Suitability	FWP-6
Risk Factors	FWP-7
Illustrative Examples	FWP-10
The PowerShares S&P 500® High Dividend Portfolio (“SPHD”)	FWP-12
Events of Default and Acceleration	FWP-16
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-16
U.S. Federal Income Tax Considerations	FWP-16

ETF Underlying Supplement
Risk Factors	S-2
Reference Sponsors	S-8
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-8
The POWERSHARES QQQ TRUSTSM, SERIES 1	S-11
The iShares® MSCI Mexico Investable Market Index Fund	S-15
The iShares® MSCI Brazil Index Fund	S-18
The iShares® MSCI Emerging Markets Index Fund	S-21
The iShares® MSCI EAFE Index Fund	S-24
The SPDR S&P 500 ETF Trust	S-26
The Market Vectors Gold Miners ETF	S-30
The iShares® Dow Jones U.S. Real Estate Index Fund	S-33
The iShares® FTSE China 25 Index Fund	S-36
The iShares® S&P Latin America 40 Index Fund	S-39
The Financial Select Sector SPDR® Fund	S-42
The iShares® Dow Jones Transportation Average Index Fund	S-45
The Energy Select SPDR® Fund	S-47
The Health Care Select SPDR® Fund	S-50
Other Components	S-52
Additional Terms of the Notes	S-52

Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49

Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60